As filed with the Securities and Exchange Commission on June 10, 2019

Registration No. 333- 172880

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO.1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VORNADO REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	22-1657560
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

888 SEVENTH AVENUE NEW YORK, NEW YORK	10019
(Address of Principal Executive Offices)	(Zip Code)

VORNADO REALTY TRUST 2010 OMNIBUS SHARE PLAN

(Full Title of the Plan)

Joseph Macnow

Vornado Realty Trust

888 Seventh Avenue, New York, New York 10019

(Name and Address of Agent for Service)

(212) 894-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William G. Farrar, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Telephone:  (212) 558-4000
Facsimile:  (212) 558-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT

On March 16, 2011, Vornado Realty Trust (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-172880) (the “Registration Statement”) with the Securities and Exchange Commission to register 17,256,258 common shares, $0.04 par value, of beneficial interest (the “Common Shares”), issuable under the Vornado Realty Trust 2010 Omnibus Share Plan (the “2010 Plan”).

On May 16, 2019 shareholders of the Company approved the Vornado Realty Trust 2019 Omnibus Share Plan (the “2019 Plan”) and, in connection therewith, no further awards will be made under the 2010 Plan. As of May 17, 2019, there were 1,710,463 Common Shares, that were authorized to be awarded by the Company under the 2010 Plan but that, as of May 17, 2019, were not issued or subject to outstanding awards granted under the 2010 Plan.  Accordingly, as a result of the approval of the 2019 Plan, these 1,710,463 Common Shares are no longer available for new awards under the 2010 Plan and will not be issued under the 2010 Plan. Under the terms of the 2019 Plan, the Company may issue up to 11,000,000 Common Shares, which includes the 1,710,463 Common Shares that are no longer available for new awards under the 2010 Plan. In addition, up to 2,436,485 Common Shares subject to awards granted under the 2010 Plan that were outstanding as of May 16, 2019 and that for any reason expire unexercised, or are forfeited, terminated or cancelled, in whole or in part, or are paid in cash in lieu of common shares shall become eligible for issuance under the 2019 Plan (the “Carryover Shares”).

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that the Carryover Shares available for issuance under the Registration Statement may be issued under the 2019 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the 11,000,000 Common Shares authorized for issuance pursuant to the 2019 Plan, which amount excludes the Carryover Shares. No additional Common Shares are being registered by this Post-Effective Amendment No. 1 to the Registration Statement.

Except to the extent specified herein, the Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.                                 Exhibits.

Exhibit Number	Description

3.1

Articles of Restatement of Trust of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on July 30, 2007 (incorporated by reference to Exhibit 3.75 of Vornado Realty Trust’s Quarterly Report on Form 10-Q (File No. 001-11954), filed on July 31, 2007).

3.2

Articles of Amendment of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on October 4, 2016—Incorporated by reference to Annex B to Vornado Realty Trust’s Definitive Proxy Statement on Schedule 14A (File No. 001-11954), filed on April 8, 2016.

3.3

Articles of Amendment of Vornado Realty Trust, as filed with the State Department of Assessments and Taxation of Maryland on June 14, 2018 (incorporated by reference to Exhibit 3.54 to Vornado Realty Trust’s Quarterly Report on Form 10-Q dated July 25, 2018 (File No. 001-11954), filed on July 30, 2018).

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Exhibit Number	Description

3.4

Amended and Restated Bylaws of Vornado Realty Trust, as amended on July 25, 2018 (incorporated by reference to Exhibit 3.55 to Vornado Realty Trust’s Current Report on Form 10-Q dated July 25, 2018 (File No. 001-11954), filed on July 30, 2018).

3.5

Articles Supplementary, 5.70% Series K Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value (incorporated by reference to Exhibit 3.5 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on July 18, 2012).

3.6

Articles Supplementary, 5.40% Series L Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value (incorporated by reference to Exhibit 3.6 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on January 28, 2013).

3.7

Articles Supplementary, 5.25% Series M Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share, no par value (incorporated by reference to Exhibit 3.7 of Vornado Realty Trust’s Registration Statement on Form 8-A (File No. 001-11954), filed on December 13, 2017).

4.1	Instruments defining the rights of security holders (see Exhibits 3.1 through 3.7 of this registration statement).

4.2	Vornado Realty Trust’s 2019 Omnibus Share Plan (incorporated by reference to Annex B to Vornado Realty Trust’s Proxy Statement dated April 5, 2019 (File No 001-11954) filed on April 5, 2019).

4.3

Specimen certificate representing Vornado Realty Trust’s Common Shares of Beneficial Interest (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Vornado Realty Trust’s Registration Statement on Form S-3 (File No. 033-62395), filed on October 26, 1995).

5.1	Opinion of Venable LLP with respect to the legality of the Carryover Shares issuable under the 2019 Plan.*

23.1	Consent of Venable LLP (included in its opinion filed as Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

*   Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Vornado Realty Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on June 10, 2019.

VORNADO REALTY TRUST,
a Maryland real estate investment trust

By:	/s/ Matthew Iocco
	Name:	Matthew Iocco
	Title:	Chief Accounting Officer (duly authorized officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven Roth	Chairman of the Board of Trustees and Chief Executive Officer (Principal Executive Officer)	June 10, 2019
Steven Roth

/s/ Candace K. Beinecke	Trustee	June 10, 2019
Candace K. Beinecke

/s/ Michael D. Fascitelli	Trustee	June 10, 2019
Michael D. Fascitelli

/s/ William W. Helman IV	Trustee	June 10, 2019
William W. Helman IV

/s/ David M. Mandelbaum	Trustee	June 10, 2019
David M. Mandelbaum

/s/ Mandakini Puri	Trustee	June 10, 2019
Mandakini Puri

/s/ Daniel R. Tisch	Trustee	June 10, 2019
Daniel R. Tisch

/s/ Richard R. West	Trustee	June 10, 2019
Richard R. West

Signature	Title	Date

/s/ Russell B. Wight, Jr.	Trustee	June 10, 2019
Russell B. Wight, Jr.

/s/ Joseph Macnow	Chief Financial Officer	June 10, 2019
Joseph Macnow	(Principal Financial Officer)

/s/ Matthew Iocco	Chief Accounting Officer	June 10, 2019
Matthew Iocco	(Principal Accounting Officer)

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